Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Registered Direct Common Stock Offering
LOS ANGELES (August 20, 2009) – Rentech, Inc. (NYSE AMEX: RTK) announced today that it has signed a definitive subscription agreement to sell to an institutional investor 8,571,428 shares of its common stock at a price of $1.75 per share for gross proceeds of approximately $15.0 million. The net proceeds of the financing will be used for general corporate purposes, including to fund a portion of the development costs related to Rentech’s recently announced renewable synthetic fuels and power project in Rialto, California. The sale of the common stock is expected to close on August 25, 2009, subject to the satisfaction of customary closing conditions.
ROTH Capital Partners acted as placement agent in connection with the offering. The shares in this offering are being issued under a shelf registration statement declared effective by the Securities and Exchange Commission on May 20, 2009. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Rentech, Inc., Investor Relations, 10877 Wilshire Boulevard, Suite 710, Los Angeles, CA 90024.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions.
About ROTH Capital Partners
ROTH is a full service investment banking firm dedicated to advising public and private emerging growth companies.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include the financial means of Rentech to build the proposed project in Rialto, California, fluctuations in commodities prices including the price of oil and the materials necessary to construct a project, the impact of changing government regulations on the project permitting process and the qualification of renewable power and fuels and factors set
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

forth in the Company’s press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this release, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM